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                                                                    EXHIBIT 12
                                WARNER-LAMBERT COMPANY AND SUBSIDIARIES
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        (Dollars in millions)

                                                                Years Ended December 31,
                                Three Months Ended    ------------------------------------------------
                                  March 31, 2000      1999       1998       1997       1996       1995
                                 ----------------     ----       ----       ----       ----       ----
Earnings before income taxes and
 accounting changes (less
   minority interests)              $(1,220.1)    $2,441.2   $1,791.0   $1,188.8   $1,069.1   $1,004.1
Add:
   Interest on indebtedness-
     excluding amount capitalized        57.9        140.3      114.3      167.5      145.9      122.7
   Amortization of debt expense            .2           .6         .8         .4         .5         .4
   Interest factor in rent
     expense (a)                         11.5         45.8       39.4       32.1       28.5       27.7
                                    ---------     --------   --------   --------    -------   --------
        Adjusted earnings           $(1,150.5)    $2,627.9   $1,945.5   $1,388.8   $1,244.0   $1,154.9
                                    =========     ========   ========   ========   ========   ========

Fixed Charges:
   Interest on indebtedness         $    57.9     $  140.3   $  114.3   $  167.5   $  145.9   $  122.7
   Capitalized interest                   6.7         27.1       19.2        8.3        9.6       10.1
   Amortization of debt expense            .2           .6         .8         .4         .5         .4
   Interest factor in rent
     expense (a)                         11.5         45.8       39.4       32.1       28.5       27.7
                                    ---------     --------   --------   --------   --------   --------
        Total fixed charges         $    76.3     $  213.8   $  173.7   $  208.3   $  184.5   $  160.9
                                    =========     ========   ========   ========   ========   ========
Ratio of earnings to
 fixed charges (b)                          -         12.3       11.2        6.7        6.7        7.2
                                    =========     ========   ========   ========   ========   ========

(a) Represents one third of rental expense, which the Company believes is a reasonable approximation.

(b) The results of operations for the three months ended March 31, 2000 are inadequate to cover total fixed charges as defined. Excluding the AHP merger/termination costs of $1,838.0 million and costs associated with the voluntary withdrawal of Rezulin of $103.4 million the pro forma ratio of earnings to fixed charges would be 10.4 for the three months ended
     March 31, 2000.




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